FORM OF PLAN OF ACQUISITION
LargeCap Value Fund I and
LargeCap Value Fund III
       The Board of Directors of Principal Funds, Inc., a Maryland corporation (the "Fund"), deems it advisable that the LargeCap
Value Fund III series of the Fund ("LCVIII") acquire all of the assets of the LargeCap Value Fund I series of the Fund ("LCVI") in exchange for the assumption by LCVIII of all of the liabilities of LCVI and shares issued by LCVIII which are thereafter to be distributed by LCVI pro rata to its shareholders in complete liquidation and termination of LCVI and in exchange for all of LCVI's outstanding shares.

       LCVI will transfer to LCVIII, and LCVIII will acquire from LCVI, all of the assets of LCVI on the Closing Date and will assume from LCVI all of the liabilities of LCVI in exchange for the issuance of the number of shares of LCVIII determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of LCVI in complete liquidation and termination of LCVI and in exchange for
all of  LCVI's outstanding shares.   LCVI will not issue, sell or
transfer any of its shares after the Closing Date, and only redemption requests received by LCVI in proper form prior to the Closing Date shall be fulfilled by LCVI. Redemption requests received by LCVI thereafter will be treated as requests for redemption of those shares of LCVIII allocable to the shareholder in question.

       LCVI will declare, and LCVIII may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

       On the Closing Date, LCVIII will issue to LCVI a number of full and fractional shares of LCVIII, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of LCVI. The aggregate value of the net assets of LCVI and LCVIII shall be determined in accordance with the then current Prospectus of LCVIII as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

       The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management Corporation, 655 9th Street, Des Moines, Iowa
50392 at 3:00 p.m. Central Time on June 6, 2014, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

       In the event that on the Closing Date (a) the New York
Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for LCVIII or LCVI to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

       As soon as practicable after the Closing, LCVI shall (a) distribute on a pro rata basis to the shareholders of record of LCVI at the close of business on the Closing Date the shares of LCVIII received by LCVI at the Closing in exchange for all of LCVI's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.

       For purposes of the distribution of shares of LCVIII to shareholders of LCVI, LCVIII shall credit its books an appropriate number its shares to the account of each shareholder of LCVI. No certificates will be issued for shares of LCVIII. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of LCVI, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of LCVIII to be credited on the books of LCVIII in respect of such shares of LCVI as provided above.

       Prior to the Closing Date, LCVI shall deliver to LCVIII a list setting forth the assets to be assigned, delivered and transferred to LCVIII, including the securities then owned by LCVI and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by LCVIII pursuant to this Plan.

       All of LCVI's portfolio securities shall be delivered by LCVI's custodian on the Closing Date to LCVIII or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company
Act of 1940, transferred to an account in the name of LCVIII or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from LCVI's account at its custodian to LCVIII's account at its custodian. If on the Closing Date LCVI is unable to make good delivery to LCVIII's custodian of any of LCVI's portfolio securities because such securities have not yet been delivered to LCVI's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and LCVI shall deliver to LCVIII's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to LCVIII, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by LCVIII.

       This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of LCVI and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of LCVI no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of LCVI.

       Except as expressly provided otherwise in this Plan, LCVI will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, and printing expenses.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President and Executive
Vice President as of the 10th day of April, 2014.


PRINCIPAL
FUNDS, INC.
on behalf of
the following
Acquired
Fund:
SmallCap
Growth
Fund II


By: /s/ Nora M.
Everett
Nora M.
Everett,
President
Acknowledged:
PRINCIPAL
FUNDS, INC.
on behalf of
the following
Acquiring
Fund:
By: /s/ Beth C. Wilson	SmallCap Growth
Fund I
Beth C. Wilson, Vice President & Secretary

By: /s/ Michael J.
Beer
Michael J.
Beer,
Executive
Vice
President